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                                                                 EXHIBIT (H)(58)


                             ASSIGNMENT AGREEMENT

     THIS ASSIGNMENT AGREEMENT (the "Assignment") is dated as of ___________, 2000, by and among THE RBB FUND, INC. (the "Fund"), PROVIDENT DISTRIBUTORS, INC. ("PDI") and PFPC DISTRIBUTORS, INC. ("PFPC Distributors").

                                   RECITALS

     WHEREAS, the Fund and PDI are parties to an Administrative Services Agreement dated as of May 29, 1998 (the "Agreement") whereby PDI provides certain administrative services to certain portfolios and classes of shares of the Fund; and

     WHEREAS, as provided in Paragraph 3 below, PFPC Distributors will become the distributor for the Fund and PDI will cease being the distributor for the Fund; and

     WHEREAS, PDI wishes to assign to PFPC Distributors, and PFPC Distributors wishes to accept, all of PDI's rights and obligations under the Agreement; and

     WHEREAS, the Fund wishes to consent to such assignment.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

     1.   Assignment by PDI.  PDI hereby assigns all of its rights and
          -----------------
obligations under the Agreement to PFPC Distributors, and PFPC Distributors hereby accepts such assignment. The Fund hereby consents to such assignment. After the date of this Assignment, all references to PDI in the Agreement shall be deemed to refer to PFPC Distributors.

     2.   Notices and Communications.  All communications and notices required
          --------------------------
under the Agreement should be sent in accordance with the procedure set forth in the Agreement to PFPC Distributors at 400 Bellevue Parkway, Wilmington, Delaware, Attention: President.

     3.   Effective Date. This Assignment shall become effective immediately
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upon the consummation of the acquisition of Provident Distributors, Inc. by PFPC
Inc. (or a substantially similar transaction), which the parties anticipate to occur on or about December 31, 2000.

     4.   Ratification and Confirmation of Agreement. The parties hereby confirm
          ------------------------------------------
and ratify the terms of the Agreement.

     5.   Counterparts.  This Assignment may be executed in two or more
          ------------
counterparts, each of which shall be an original and all of which together shall constitute one instrument.

     6.   Full Force and Effect.  Except as expressly supplemented, amended or
          ---------------------
consented to hereby, all of the representations, warranties, terms, covenants, indemnification obligations
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and conditions of the Agreement shall remain unamended and shall continue in full force and effect.


     IN WITNESS WHEREOF, the undersigned have executed this Assignment Agreement as of the date first written above.


THE RBB FUND, INC.


By:  _____________________________
Name: ____________________________
Title: ___________________________


PFPC DISTRIBUTORS, INC.


By:  _____________________________
Name:  Gary M. Gardner
Title: President


PROVIDENT DISTRIBUTORS, INC.


By:  _____________________________
Name:  Philip Rinnander
Title: President